Exhibit 23.3

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Victory Capital Holdings, Inc. of our report dated March 24, 2016 except for the change in the manner in which the company accounts for redeemable units as discussed in Note 2 to the consolidated financial statements, as to which the date is April 7, 2017, relating to the financial statements of RS Investment Management Co. LLC, which appears in the Registration Statement Form S-1 of Victory Capital Holdings, Inc. (No. 333-222509).

/s/ PricewaterhouseCoopers LLP

San Francisco, California
February 7, 2018